To: RedCloud Technologies Limited
50 Liverpool Street
London
England
EC2M 7PY
(the "**Company**")

From: Ms. Christina Byland
Chemin Des Etroubles 23,
1232 Confignon,
Switzerland
("**Byland**")

Dated: 5th March 2024

1. Application for Notes constituted in the Company

1.1 We refer to the instrument constituting £15,000,000 unsecured convertible loan notes 2026 in the Company (the "**Notes**") entered into by the Company on or around the date hereof (the "**Loan Note Instrument**"). All expressions and capitalised terms used in this letter, unless otherwise stated shall have the same meanings as set out in the Loan Note Instrument.

Advanced Subscription

1.2 The Company and Byland note that Byland has subscribed in cash for the issuance of Notes in the following principal amounts on the following dates:

(i) Notes in the principal amount of £1,500,000 for an aggregate sum of £1,500,000 on 15 September 2023 (the "**September 2023 Subscription**");

(ii) Notes in the principal amount of £1,800,000 for an aggregate sum of £1,800,000 on 9 October 2023 (the "**October 2023 Subscription**");

(iii) Notes in the principal amount of £1,200,000 for an aggregate sum of £1,200,000 on 8 November 2023 (the "**November 2023 Subscription**"); and

(iv) Notes in the principal amount of £3,000,000 for an aggregate sum of £3,000,000 on 8 February 2024 (the "**February 2024 Subscription**"),

(together the "**Advanced Subscriptions**").

1.3 The Company agrees to issue Notes in the principal amounts detailed in paragraphs 1.2(i) to 1.2(iv) (inclusive) (the "**Advanced Subscription Notes**") to Byland with respect to the Advanced Subscriptions.

1.4 Byland acknowledges and agrees that:

(i) the Advanced Subscriptions were made on the basis that Byland will hold the Advanced Subscription Notes subject to the conditions set out in the Loan Note Instrument;

(ii) the Advanced Subscription Notes are issued in full and final settlement of the Advanced Subscriptions; and

(iii) they hereby authorise the Company to enter Byland into the register of Notes as holder of the Advanced Subscription Notes issued pursuant to this letter.

March 2024 Subscription

1.5 Byland hereby agrees to subscribe in cash to be issued with Notes in the principal amount of £3,000,000 (the "**March 2024 Notes**") and irrevocably undertake to pay to the Company on 31 March 2024 the aggregate sum of £3,000,000 in respect of such Notes (the "**March 2024 Note Subscription Price**") by electronic funds transfer to the following bank account of the Company:

Account name	:	RedCloud Technologies Limited
Bank	:	Barclays Bank Plc
Account number	:	93140865
Sort code	:	20-70-15
IBAN	:	GB94 BUKB 2070 1593 1408 65
Swift Code	:	BUKBGB22

Byland acknowledges and agrees that:

(i) this letter will, when signed and delivered to the Company, constitute a binding and irrevocable obligation on Byland to pay the March 2024 Note Subscription Price in accordance with this paragraph 1.5;

(ii) the March 2024 Notes will not be issued to Byland until after such payment of the March 2024 Note Subscription Price is made;

(iii) this subscription is made on the basis that Byland will hold the March 2024 Notes subject to the conditions set out in the Loan Note Instrument; and

(iv) they hereby authorise the Company to enter Byland into the register of Notes as holder of the March 2024 Notes once issued pursuant to this paragraph 1.5.

2. Counterparts

2.1 This letter may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same letter.

2.2 The exchange of a fully executed version of this letter (in counterparts or otherwise) by electronic means using DocuSign or otherwise shall be sufficient to bind the parties to the terms and conditions of this letter and no exchange of originals is necessary.

3. Governing law and jurisdiction

This letter (and any dispute or claim relating to it or its subject matter including non-contractual claims) is governed by and is to be construed in accordance with English law. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute, or issue (including non-contractual claims) arising out of or in connection with this letter.

This letter has been executed and delivered as a deed on the date stated on page one of this instrument.

Executed by
CHRISTINA BYLAND
) C. Byland
)
)
)

in the presence of:

Name of witness: BATARDON Alain

Signature of witness: A. Batardon

Address: 23, chemin des Etroubles

1232 CONFIGNON

GENEVE SUISSE